Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Ameritrade Holding Corporation on Form S-3 of our reports dated October 24, 2002, appearing in the Annual Report on Form 10-K of Ameritrade Holding Corporation for the year ended September 27, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

October 29, 2003
Omaha, Nebraska